Exhibit 5.2

Karen E. Anderson

+1 858 550 6088

kanderson@cooley.com

August 26, 2019

Sophiris Bio Inc.

1258 Prospect Street

La Jolla, CA 92037

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Sophiris Bio Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), in connection with the sale by the Company of warrants to purchase up to 1,978,334 shares of Common Stock (“Warrants”) pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-219887) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated August 26, 2019, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus.”

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the form of Warrant to be filed as an exhibit to a report of the Company on Form 8-K, the Securities Purchase Agreement, dated August 26, 2019, with respect to the Warrants, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We note that the Company is incorporated under the laws of the British Columbia, Canada. We have assumed all matters determinable under the laws of the British Columbia, Canada, including the valid existence of the Company, the corporate power of the Company to execute, deliver and perform the Warrants and the due authorization of the Warrants by the Company. We understand you are obtaining a separate opinion with respect to certain of such matters.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)     Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

Sophiris Bio Inc.

August 26, 2019

Page Two

(ii)     Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)     We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, or (f) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)     We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrants, when duly authorized, executed and delivered against payment therefor as contemplated by the Registration Statement and the Prospectus, will constitute valid and legally binding obligations of the Company.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

Sincerely,

Cooley LLP

/s/ Karen E. Anderson

Karen E. Anderson

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com